Exhibit 5.1

March 12, 2010

Procera Networks, Inc.
100C Cooper Court
Los Gatos, CA 95032

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion as to the matters set forth below in connection with the filing by Procera Networks, Inc., a Nevada corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 7,000,000 shares of the Company's common stock, par value $0.001 (the “Shares”), pursuant to Stock Awards under the Company's 2007 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion, we have examined the Registration Statement, a photocopy of your Articles of Incorporation, as amended, Bylaws, and the corporate actions of the Company that authorize or ratify the issuance of the Shares pursuant to the Plan, and such other documents, records, certificates, and other instruments as we deem necessary as a basis for this opinion. As to certain matters of fact that are material to our opinion, we have relied upon the representations, warranties, and statements of fact of the Company contained the Registration Statement, including any documents referenced therein, and on certain factual statements contained within a certificate of an officer of the Company issued to us in connection with this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals; the conformity to the originals of all documents submitted to us as copies thereof; the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; receipt by the Company of the full amount of the consideration for which the board of directors of the Company authorized the issuance of the Shares; compliance with the Plan by the Company and the holder of any Shares acquired pursuant to the Plan; and that the Company has complied, and will comply, with all securities laws and regulations and “blue sky” laws applicable to the issuance of the Shares.  We have also assumed that at the time of issuance and sale, the Company will issue a share certificate or certificates to each purchaser of the Shares certifying the number of Shares held by such purchaser, or such Shares will be registered by book entry registration in the name of such purchaser, if uncertificated. We are not giving an opinion as to any of the Company’s common shares issued or issuable under any of the Company’s Prior Plans, including, without limitation, any Carried Forward Shares, as further described in the Registration Statement. Our opinions set forth below are limited to the laws of the State of Nevada, including reported judicial decisions interpreting those laws.

Procera Networks, Inc.
March 12, 2010

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares will be validly issued, fully paid and nonassessable when sold, issued and paid for in accordance with the Plan and the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.

Sincerely,

/s/ McDonald Carano Wilson LLP
McDonald Carano Wilson LLP